ASSIGNMENT OF RIGHTS AGREEMENT

between

SES Société d’Energie Solaire SA,

located at route de Saint-Julien 129,

1228 Plan-les-Ouates,

duly represented by ...

with individual signing authority.

hereinafter referred to as “SES”

and

Mr X

domiciled at ...

hereinafter referred to as “Mr X”

The undersigned recite as follows:

1.

SES has been active for a number of years in the area of voltaic electricity, more specifically in research and development of photovoltaic products and solutions, their production, installation and applications.

2.

SES wanted to develop a process that would simplify the automation of the electric coupling of photovoltaic cells, in order to significantly improve productivity in the manufacture of photovoltaic modules, while at the same time offering a more reliable connection system (hereinafter referred to as “the Invention”), in which Mr X participated.

3.	Taking into account the preceding, the parties agree upon the following:

Article 1

Mr X declares that he participated with SES in the development of the Invention, which was the subject of SES’s patent application no. PCT / IB2006 / 000367 dated February 22, 2006, in which application Mr X is registered as an inventor (hereinafter referred to as the “PCT Application”).

Article 2

Mr X declares and recognizes that he assigned to SES – which accepted – all the rights throughout the world, without exception or reservation, that he held with regard to the Invention, and to all future developments of the Invention, not only all royalties, including invention royalties, but also all intellectual property rights or equivalent rights, as well as all rights to claim damages for any patent infringement on the Invention, and on all future developments of the Invention.

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Article 3

This assignment carried with it the exclusive right for SES to make on its own behalf (with the exclusion of a US patent application, governed by Article 5 below) any other patent applications regarding the Invention and/or future developments of the Invention throughout the world.

SES will be solely responsible for the PCT Application and for any other patent application regarding the Invention and any future developments of the Invention throughout the world, and for the maintenance and renewal of the rights on the patents granted; Mr X may in no way oppose any patent application regarding the Invention or any future development of the Invention, or interfere in any way in this matter. SES will take exclusive responsibility for all the costs relating to the administrative procedures connected with the PCT Application and any other patent application regarding the Invention and future developments of the Invention throughout the world.

Article 4

Mr X agrees henceforth to sign any document required to complete the validation procedures for the PCT Application when it enters the national phases, as well as any document that is necessary to ensure that a national patent will be issued, that SES presents to him with regard to the PCT Application and any other patent application regarding the Invention and future developments, in particular all documents useful to and required by the various patent offices throughout the world.

This agreement also applies to Mr X’s signing of any document presented to him by SES, regarding the exploitation of the Invention as part of patent infringement proceedings regarding the Invention and all future developments of the Invention throughout the world.

Article 5

The procedure in the United States of America regarding applications for American patents, or entering into the national phase of the PCT Application, requires that patent applications be submitted not in the name of the holder but in the name of the Inventor. In this regard, Mr X agrees to sign any document requested by the American Invention Office, and regarding any future developments of the Invention, in particular the inventor’s declaration (“Declaration of utility or design patent application”).

Mr X, in accordance with the assignment of rights as described in the present agreement, agrees not to grant any right to the American patent that could be issued on the basis of the invention and on any future developments of the invention, or to assign it in any way without the express written consent of SES. Moreover, Mr X agrees to sign a document of assignment in favour of SES in order to assign to it all the rights and intellectual property relating to the American patent application regarding the Invention and any future developments of the Invention.

Article 6

SES agrees to pay to Mr X, (for ten years/for the entire duration of the maintenance of the patent), a royalty of (1 ‰ / 1%) per year calculated on SES’s sales connected with the exploitation of the Invention. This payment will be made twice per year: the first, where applicable, on the 30th of June of each year and the second on the 31st of December of the same year, and so forth from year to year.

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SES agrees to open a special account on its balance sheet for calculating the royalty set out in the present agreement.

So long as the present agreement is properly and faithfully executed, Mr X declares that he has no financial claims to make against SES in connection with his participation in the development of the invention.

Article 7

SES is free to market the Invention in whatsoever way it wishes, and in particular to assign all or part of its rights, to conclude licensing agreements for the manufacture or exploitation of the Invention. In all cases, SES guarantees Mr X that even if the rights to the Invention should be assigned, it will ensure that the obligations to pay royalties to Mr X will be preserved with the same stipulations as those set out in the present agreement, or it will pay to Mr X an amount calculated from the royalty rate multiplied by 10 on the price for the sale of the assignment of the rights to the invention, in full payment. On no account may Mr X oppose this assignment.

Article 8

Mr X agrees to keep confidential all the information he has acquired during the development of the Invention and to take all appropriate measures to avoid the disclosure of this information by his employees or by the people with whom he has collaborated.

Moreover, Mr X agrees not to collaborate in any way whatsoever, directly or indirectly, with the competitors of SES or with any third party, if this collaboration involves the field of activities of SES.

In case of violation of the abovementioned commitments and those set out in Article 5 of the present Agreement, Mr X agrees to pay to SES, as a penalty, and in addition to any damages caused to SES, which it reserves the right to claim against Mr X over and above this penalty, a sum of CHF 100,000.00 (one hundred thousand Swiss francs).

Article 9

Any dispute regarding the interpretation and the execution of the present agreement shall be submitted to the courts of the Canton of Geneva, unless appeal is made to the Federal Court in Lausanne.

Swiss law applies.

Made in duplicate at Geneva this ........................................

Mr X	SES Société d’Energie Solaire SA

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